Exhibit 16.1

June 30, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 30, 2017, of Citizens, Inc. and are in agreement with the statements contained in paragraphs 1 through 4 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.